PUTNAM VARIABLE TRUST
CLASS IB
AMENDED AND RESTATED
DISTRIBUTION PLAN AND AGREEMENT

This Plan and Agreement (the "Plan") constitutes the Distribution Plan for the Class IB shares of each portfolio series (each a "Fund" and collectively the "Funds") of Putnam Variable Trust, a Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and the related agreement between the Trust and Putnam Mutual Funds Corp. ("PMF"). During the effective term of this Plan, the Trust may incur expenses on behalf of each Fund primarily intended to result in the sale of its Class IB shares upon the terms and conditions hereinafter set forth:

Section 1. The Trust shall pay to PMF a monthly fee from the assets attributable to Class IB shares of each Fund at the annual rate of 0.35% of the average net assets attributable to the Class IB shares of such Fund, as determined at the close of each business day during the month, to compensate PMF for services provided and expenses incurred by it in connection with the offering of such Fund's Class IB shares, which may include, without limitation, the payment by PMF to investment dealers of commissions on the sale of such Fund's Class IB shares, as set forth in the then current Prospectus or Statement of Additional Information of such Fund and the payment of a service fee of up to 0.25% of such net asset value for the purposes of maintaining or improving services provided to shareholders by PMF and investment dealers. Such fees shall be payable for each month within 15 days after the close of such month. A majority of the Qualified Trustees, as defined below, may, from time to time, reduce the amount of such payments, or may suspend the operation of the Plan with respect to any Fund for such period or periods of time as they may determine.

Section 2.  This Plan shall not take effect with respect to a Fund until:

(a) it has been approved by a vote of a majority of the outstanding Class IB shares of the Fund, but only if the Plan is adopted after the commencement of any public offering of the Fund's Class IB shares or the sale of the Fund's Class IB shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters;

(b) it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and (ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement; and

(c) the Fund has received the proceeds of the initial public offering of its Class IB shares.

Section 3. This Plan shall not continue in effect with respect to any Fund for a period of more than one year after it takes effect unless such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2(b).

Section 4. PMF shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan may be terminated with respect to any Fund at any time by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding Class IB shares of the Fund.

Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a) that such agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class IB shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

(b) that such agreement shall terminate automatically in the event of its assignment.

Section 7. This Plan may not be amended to increase materially the amount of distribution expenses with respect to any Fund permitted pursuant to
Section 1 hereof without the approval of a majority of the outstanding Class IB shares of such Fund and all material amendments to this Plan with respect to any Fund shall be approved in the manner provided for approval of this Plan in Section 2(b).

Section 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term "majority of the outstanding Class IB shares of the Fund" means the affirmative vote, at a duly called and held meeting of Class IB shareholders of the relevant Fund, (i) of the holders of 67% or more of the Class IB shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Class IB shares of such Fund entitled to vote at such meeting are present in person or by proxy, or
(ii) of the holders of more than 50% of the outstanding Class IB shares of such Fund entitled to vote at such meeting, whichever is less, and (c) the terms "assignment," "affiliated person," "interested person" and "promoter" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 9. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant Fund.

Executed as of April 1, 2000.


PUTNAM MUTUAL FUNDS CORP.                         PUTNAM VARIABLE TRUST

/s/ Richard A. Monaghan                           /s/ Charles E. Porter
By: -------------------                           By: -----------------
    Richard A. Monaghan                               Charles E. Porter
    Managing Director                                 Executive Vice President
    Chief of Mutual Fund Business